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                                                                   EXHIBIT 23.2

                        Independent Auditors' Report on
                    Financial Statement Schedule and Consent

The Board of Directors
Lamar Advertising Company:

The audits referred to in our report dated February 5, 1999, included the related financial statement schedule for the years ended December 31, 1998 and 1997, the two months ended December 31, 1996 and the year ended October 31, 1996. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to incorporation by reference in the Registration Statement of Lamar Advertising Company (the "Company") on Form S-8 (No. 333-10337), the four Registration Statements of the Company on Form S-3 (Nos. 333-50559, 333-52851, 333-66059, and 333-71929) and the Registration Statement of the Company on Form S-4 (No. 333-60331) of our report dated February 5, 1999, relating to the consolidated balance sheets of Lamar Advertising Company and subsidiaries as of December 31, 1998, and 1997, and the related consolidated statements of operations, comprehensive income, stockholders' equity, and cash flows for the years ended December 31, 1998 and 1997, the two months ended December 31, 1996 and the year ended October 31, 1996, which report appears in the December 31, 1998, annual report on Form 10-K of Lamar Advertising Company.



                                    KPMG LLP

New Orleans, Louisiana
August 4, 1999